Exhibit 99.1

QVC Appoints Ted Jastrzebski As Chief Financial Officer

Former Hershey Executive Succeeds Retiring CFO Dan O'Connell

West Chester, Pa. (June 4, 2013) - QVC, the global leader in video and ecommerce retail, announced today the appointment of Ted Jastrzebski to the position of Chief Financial Officer. Jastrzebski, who will assume his new role in July 2013, will oversee QVC's financial operations, reporting to Mike George, President and CEO of QVC.

"Ted is a great addition to the QVC team," said Mike George. "With more than 20 years of business and financial leadership experience, he will be an impactful addition to QVC's already-strong leadership bench. We look forward to leveraging his extensive multi-national expertise as we continue to implement our global growth strategy."

Jastrzebski spent the last eight years in global leadership positions at The Hershey Company. Most recently he served as Senior Vice President and President of Hershey Americas, where he oversaw all Hershey activities in Canada, Latin America, world travel retail and export markets.

In his new role, Jastrzebski will serve as a strategic business partner and key member of QVC's Global Executive Committee. He will manage all corporate financial responsibilities, including planning and analysis, accounting, payables, payroll, customer finance, tax, treasury and strategic procurement. Jastrzebski will be based at QVC's global headquarters in West Chester, PA.

After receiving a BA in Economics from Northwestern University and earning an MBA in Finance at the University of Chicago, Jastrzebski spent 14 years at Procter & Gamble, where he held various financial management positions in the U.S., Poland, Egypt and India. He also served as Vice President and CFO at Project HOPE, an international health development non-profit, and Senior Vice President and CFO at CARE, the world's largest private relief and development organization.

Jastrzebski succeeds Dan O'Connell, a 25-year QVC veteran. QVC announced in August 2012 O'Connell's plan to retire in Spring 2013. His official retirement date was May 31, 2013.

"Dan is one of QVC's founding leaders; a true entrepreneur who helped build QVC from the ground up," George continued. "He will always be remembered fondly for his contributions throughout the organization."

About QVC

QVC, Inc., a wholly owned subsidiary of Liberty Interactive Corporation (NASDAQ: LINTA), is the world's leading video and ecommerce retailer. QVC is committed to providing its customers with thousands of the most innovative and contemporary beauty, fashion, jewelry and home products. Its programming is distributed to approximately 250 million homes worldwide through operations in the U.S., Japan, Germany, United Kingdom, Italy and a joint venture in China. West Chester, Pa.-based QVC has shipped more than a billion packages in its 26-year history and the company's website, QVC.com, is ranked among the top general merchant Internet sites. QVC, Q, and the Q Ribbon Logo are registered service marks of ER Marks, Inc.

QVC Contact:

Paul Capelli
484-701-8836
paul.capelli@qvc.com